Exhibit 99.1

Shaw Receives $29 Million Payment on Arbitration Award

BATON ROUGE, La.--(BUSINESS WIRE)--January 31, 2011--The Shaw Group Inc. (NYSE: SHAW) today announced it received a $29 million arbitration award payment from Taiwan Power Company for work completed on the Lungmen Nuclear Power Project.

Earlier this month, the Taiwan High Court upheld an arbitration award that ordered Taiwan Power Company to pay Shaw damages for increased costs caused by Taiwan Power Company. That ruling also dismissed Taiwan Power Company’s counterclaims in their entirety. Taiwan Power Company decided this week not to appeal the ruling of the High Court.

Shaw will recognize a gain in its earnings in the second quarter of fiscal year 2011 of approximately $23 million pre-tax ($14 million after-tax), or $0.16 per diluted share.

Shaw has revised its fiscal year 2011 guidance as follows:

  Revenue: approximately $6.5 billion
  Diluted earnings per share, excluding the Westinghouse segment: $1.86 - $1.96 per share
    $0.46 - $0.51 first half
    $1.40 - $1.45 second half
  Operating cash flow: approximately $130 - $175 million

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is the power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects, operations and financial results, which are based on currently available information. Actual future results and financial performance could vary significantly from those anticipated in such statements.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2010, May 31, 2010, and November 30, 2010, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings. Our current expectations may not be realized as a result of, among other things:

  Changes in our clients’ financial conditions, including their capital spending;
  Our ability to obtain new contracts and meet our performance obligations;
  Client contract cancellations or modifications to contract scope;
  Worsening global economic conditions;
  Changes to the regulatory environment;
  Litigation or arbitration decisions;
  Failure to achieve projected backlog.

As a result of these risks and others, actual results could vary significantly from those anticipated in this presentation, and our financial condition and results of operations could be materially adversely affected. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events, or otherwise.

CONTACT:
The Shaw Group Inc.
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com